Exhibit 3.47

TWENTY-FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED AGREEMENT

OF

LIMITED PARTNERSHIP

OF

VORNADO REALTY L.P.

Dated as of July 31, 2003

THIS TWENTY-FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this “Amendment”) is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the “General Partner”), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the ”Partnership”).  For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, and the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, and the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, and the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, and the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, and the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, and the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, and the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Tenth

Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, and the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, and the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, and the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, and the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, and the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, and the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, and the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, and the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, and the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003 (as so amended and as the same may be further amended, the “Agreement”).

WHEREAS, on June 16, 2003, the Partnership, the General Partner, CESC 2101 L Street L.L.C. (the “VNO Transaction Sub”), a Delaware limited liability company and wholly-owned subsidiary of the Partnership, 1100 21st Street Associates Limited Partnership, a Maryland limited partnership (“L Street Partnership”), and Robert H. Smith and Ralph S. Dweck, each individually, as a representative of the partners of L Street Partnership and as a general partner of L Street Partnership, entered into a Contribution Agreement (the “L Street Contribution Agreement”) pursuant to which the parties agreed to the contribution by the L Street Partnership of the office building located at 2101 L Street, N.W. in Washington, D.C. (and certain related assets and liabilities) to the VNO Transaction Sub in exchange for the issuance by the Partnership of certain Class A Units (such units, the “L Street Units”) to the L Street Partnership, subject to satisfaction of the conditions set forth in the L Street Contribution Agreement (the “L Street Transaction”);

WHEREAS, as a condition to the closing of the L Street Transaction, the General Partner and the Partnership have agreed to amend the Agreement to acknowledge the issuance of the L Street Units and to make certain other related changes;

WHEREAS, the L Street Contribution Agreement contemplates that the L Street Partnership will distribute the L Street Units to the holders of partnership interests in the L Street Partnership in accordance with the terms set forth in the L Street Contribution Agreement and the documents executed in connection therewith, including the deposit of certain of such units in escrow to satisfy indemnity obligations of the L Street Partnership;

WHEREAS, Section 4.2.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership to a person other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion so long as the issuance does not violate Section 4.2.E of the Agreement;

WHEREAS, the General Partner has determined that the issuance of the L Street Units will not violate Section 4.2.E of the Agreement;

WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

WHEREAS, the General Partner has determined that the amendments effected hereby do not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote.

NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

1.             Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

“W.         Issuance of L Street Units to L Street Unitholders.

(1)           Pursuant to the Contribution Agreement dated as of June 16, 2003 (the “L Street Contribution Agreement”), by and among the General Partner, the Partnership, CESC 2101 L Street L.L.C., a wholly-owned subsidiary of the Partnership (“CESC LLC”), 1100 21st Street Associates Limited Partnership (“L Street Partnership”) and Robert H. Smith and Ralph S. Dweck, each individually, as a representative of the partners of L Street

Partnership and as a general partner of L Street Partnership, the Partnership issued certain Class A Units (such Units, the “L Street Units”) to L Street Partnership in exchange for the contribution of the office building located at 2101 L Street, N.W. in Washington, DC and certain related assets and liabilities from the L Street Partnership to CESC LLC, subject to and in accordance with the terms of the L Street Contribution Agreement.  Thereafter, the L Street Partnership distributed the L Street Units to the holders of partnership interests in the L Street Partnership that executed and delivered or on whose behalf a Limited Partner Acceptance of Partnership Agreement was executed and delivered satisfactory to the General Partner, with the balance of such units, if any, retained by the L Street Partnership pending receipt of such an acceptance agreement; PROVIDED THAT certain of such units were deposited with an escrow agent immediately thereafter to be held for approximately one year after the closing of the L Street Transaction to satisfy certain indemnity obligations of the L Street Partnership and expenses of the escrow agreement pursuant to the Contribution Agreement.  At the end of the applicable indemnity period, it is contemplated that the remaining units, if any, would be released to the holders of partneship interests in L Street Partnership who have executed and delivered or on whose behalf a Limited Partner Acceptance of Partnership Agreement was executed and delivered, with the balance, if any, to be held by the L Street Partnership pending receipt of such acceptance agreements.  Upon the execution and delivery of a limited partner acceptance of partnership agreement by each of the holders of the L Street Units satisfactory to the General Partner, each of the limited partners of L Street Partnership listed in the books and records of L Street Partnership immediately prior to the contribution automatically shall be admitted to the Partnership as an Additional Limited Partner, without any further act, approval or vote of any Person.  Each such Additional Limited Partner shall, upon such admission, be subject to, and bound by, this Agreement, including, without limitation, all of the terms and conditions of this Agreement and the power of attorney granted in Section 15.11 hereof.

(2)           Except as expressly set forth in the third sentence of this subsection (2), holders from time to time of the L Street Units (each an “L Street Unitholder” and collectively, the “L Street Unitholders”) shall not be entitled to participate in any distributions in respect of the L Street Units for any period prior to their issuance to such holders and, notwithstanding any provisions of Section 5.1.B of this Agreement to the contrary, in the event that the L Street Units are issued on or effective as of any date other than the first day of a period to which a distribution is attributable, any distributions to be made to holders of the L Street Units in respect of the distribution period in which the date of issuance falls shall be prorated based on the actual number of days in the entire period to which the distribution is attributable and the number of days in the period that the L Street Units were outstanding.  For clarification, under current practices the Partnership’s regular quarterly distributions made during any calendar quarter are attributable to the immediately preceding calendar quarter.  If, at any time after the date of issuance of the L Street Units, the General Partner declares any Special Distribution, the Special Distribution is attributable to any period prior to the date of issuance of the L Street Units and the Partnership Record Date for determining partners entitled to participate in the distribution is on or after the date of issuance of the L Street Units, then L Street Unitholders shall be entitled to participate in that Special Distribution pro rata as if their L Street Units had been outstanding for the entire period to which that Special Distribution is attributable.

(3)           Section 8.6 of this Agreement is hereby irrevocably modified with respect to all L Street Units such that for any redemption of any such Units that will not qualify as either (A) a Block Transfer or (B) a Non-Qualifying Redemption, the waiting period applicable to the Limited Partner between the date the Partnership receives a Notice of Redemption for the Limited Partner and the Specified Redemption Date and/or the Valuation Date shall be up to sixty (60) days, as determined by the General Partner in its sole discretion, and the General Partner shall have all requisite power and authority to amend the provisions of Section 8.6 of this Agreement applicable in respect of the L Street Units as it deems necessary or appropriate to (x) increase the waiting period between the delivery of a Notice of Redemption and the Specified Redemption Date and/or the Valuation Date to up to sixty (60) days for any Non-Qualifying Redemption and/or (y) implement any other amendment to this Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Regulations Section 1.7704-1(f).  In furtherance of the foregoing, each L Street Unitholder appoints the General Partner, any Liquidator and any authorized officers of the General Partner and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing sentence on such L Street Unitholder’s behalf.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the L Street Unitholder as a Limited Partner and shall extend to the heirs, executors, administrators, legal representatives, successors and assigns.

(4)           Section 8.6.C is hereby modified with respect to the L Street Units by adding the following at the end of such section:  “In addition,

notwithstanding the provisions of Sections 8.6.A and 8.6.B, no L Street Unitholder shall be entitled to exercise the redemption right pursuant to Section 8.6.A until the date on which a registration statement under the Securities Act of 1933 relating to the issuance of Shares in satisfaction of the exercise of the Redemption Right with respect to the L Street Units is declared effective by the Securities and Exchange Commission or is withdrawn by the General Partner, if the General Partner, on or before the first anniversary of the initial issuance of the L Street Units, shall have (x) filed such a registration statement, or (y) given notice to the L Street Unitholders of its intention to file such a registration statement and thereafter shall have filed such a registration statement no later than two weeks following such first anniversary.”

(5)           By accepting the L Street Units, each L Street Unitholder covenants and agrees that it does not and will not while it owns, directly or indirectly, equity interests in the Partnership with an aggregate value equal to or exceeding five (5) percent of the total value of the outstanding equity interests in the Partnership own, either directly or under the attribution rules of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code and using the principles of Section 7704(d)(3)(B) of the Code in determining when interests owned, directly or under the attribution rules, by a partner in an entity that is treated as a partnership for federal tax purposes are treated as owned by such entity), any equity interests in any of the Vornado Tenants; PROVIDED that the foregoing covenant shall not be treated as breached by a Limited Partner unless at such time the ownership of equity interests by such Limited Partner in one or more Vornado Tenants would cause either (a) the General Partner to fail to qualify as a REIT for purposes of Section 856 of the Code or (b) the Partnership to be treated as a publicly traded partnership treated as a corporation under Section 7704(a) of the Code.  If at any time the Limited

Partner would, but for the provisions of this paragraph (5), own both (i) five (5) percent or more (by value) of the outstanding equity interests in the Partnership and (ii) an equity interest in one or more Vornado Tenants in breach of the covenant set forth in the first sentence of this Section 4.2.W.(5) (applied taking into account the proviso in the first sentence of this Section 4.2.W.(5)), then, effective immediately prior to such point in time, the smallest portion of the interests in the Partnership owned (directly or indirectly) by the Limited Partner that is necessary to cause such Limited Partner to be considered to own (directly or indirectly) interests in the Partnership with a value that is not in excess of four and nine tenths (4.9) percent of the value of the Partnership’s outstanding equity interests, shall become Excess Units.  While interests in the Partnership are Excess Units, such interests will be deemed to have been transferred by operation of law to a Special Trust.  The Partnership, as trustee for the Special Trust, shall be entitled to receive all distributions made in respect of Excess Units.  Any distributions made in respect of Excess Units prior to the discovery that interests in the Partnership had become Excess Units shall be repaid by the recipients thereof to the Partnership as trustee of the Special Trust.  The trustee shall exercise all rights associated with interests in the Partnership that have become Excess Units during the period that such interests are Excess Units.  The Partnership shall have the right to transfer the Excess Units held in the Special Trust to any person.  The Limited Partner (or its successor) shall be entitled to receive, from the proceeds of such a transfer, an amount not in excess of the lesser of (i) the fair market value of the interests that became Excess Units on the date that they became Excess Units and (ii) the net consideration received by the Partnership for the transfer of the Excess Units after deducting any expenses incurred by the Partnership in connection therewith.  Excess Units shall cease to be treated as Excess Units following such a transfer and instead shall have the attributes that existed immediately before becoming Excess Units.  In the event that a liquidating distribution is made in respect of Excess Units, the Limited Partner (or its successor) shall be entitled to receive a portion of such distribution not in excess of the fair market value of the interests that became Excess Units on the date that they became Excess Units.  The Partnership agrees that, if it becomes aware that partnership interests held by a Limited Partner or any person that owns ten (10) percent or more of the capital stock of the Limited Partner (in the case of a Limited Partner that is a corporation) or twenty five (25) percent or more of the capital or profits interests of a Limited Partner (in the case of a Limited Partner that is treated as a partnership for U.S. federal income tax purposes) have become Excess Units, then it will make commercially reasonable efforts to cause a transfer of such Excess Units as promptly as practicable (PROVIDED, HOWEVER, that it shall not be required to incur any material expense or expend any significant time or manpower in such efforts).  The Limited Partner has no liability under this paragraph (5) for damages, monetary or otherwise, as a result of a breach of the covenant under this paragraph (5) other than having its interests become Excess Units under this paragraph (5) and, as a result, being liable to pay over any distribution or other amounts which the Limited Partner receives to which it is not entitled under the Excess Units provisions of this paragraph (5).  The General Partner may, in its sole and absolute discretion exercised in good faith, take any commercially reasonable and appropriate actions to enforce the provisions of this paragraph (5).

(6)           By accepting the L Street Units, each L Street Unitholder covenants and agrees that it will not transfer any interest in the Partnership (x) through (i) a national, non-U.S., regional, local or other securities exchange, (ii) PORTAL or (iii) an over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise) or (y) to or through (a) a person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, interests in the Partnership or (b) a person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to any interests in the Partnership and stands ready to effect transactions at the quoted prices for itself or on behalf of others.  The L Street Unitholder represents and agrees that it is not, and without the prior consent of the Partnership shall not become, a lender, or person related to a lender within the meaning of Treasury Regulations Section 1.752-2(c), with respect to indebtedness of the Partnership or any of the Partnership’s direct or indirect noncorporate subsidiaries.

(7)           To the extent that the provisions of Articles 7 and 8 of the Tax Protection Agreement being entered into by the Partnership concurrently with the issuance of the L Street Units (and the related definitions in the Tax Protection Agreement and the related Schedules to the Tax Protection Agreement), copies of which are attached hereto as EXHIBIT W, address matters addressed in, and/or provide for rights required to be provided for in Article VI and/or EXHIBIT B and EXHIBIT C to the Agreement, the referenced portions of the Tax Protection Agreement constitute amendments to Article VI and/or EXHIBIT B and EXHIBIT C to the Agreement, as applicable, insofar as that Article and/or EXHIBIT B and EXHIBIT C apply to the L Street Units.”

2.             EXHIBIT A of the Agreement and EXHIBIT B of the Agreement are incorrectly labeled.  In order to make the content of such EXHIBITS consistent with the labels, EXHIBIT A is hereby re-labeled “Partners and Partnership Interests” and EXHIBIT B is hereby re-labeled “Capital Account Maintenance.”

3.             EXHIBIT A of the Agreement (now labeled “Partners and Partnership Interests”) is hereby amended to reflect the issuance of Units to the Property Partnership and the distribution of any of such Units by the Property Partnership to the partners of the Property Partnership in accordance with an instruction letter from the Property Partnership to the Partnership’s Transfer Agent by adding the names of the parties that are admitted as limited partners in the Partnership and their interests to Exhibit A.

4.             EXHIBIT W of the Agreement is attached hereto as ATTACHMENT 1.

5.             Except as expressly amended hereby, the Agreement shall remain in full force and effect.

6.             To facilitate execution, this Amendment may be executed in as many counterparts as may be required.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereof.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

VORNADO REALTY TRUST

		By:	/s/ Joseph Macnow
		Name:	Joseph Macnow
		Title:	Executive Vice President

Acknowledged and agreed:

1100 21st STREET ASSOCIATES
LIMITED PARTNERSHIP

By:	/s/ Robert H. Smith
Name: Robert H. Smith
Title: General Partner

By:	/s/ Ralph S. Dweck
Name: Ralph S. Dweck
Title: General Partner

ATTACHMENT 1

EXHIBIT W
Provisions regarding L Street Tax Protection

Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Tax Protection Agreement executed and delivered concurrently with the issuance of the L Street Units pursuant to the Contribution Agreement.

Article 7

Section 704(c) Method and Allocations

(a)           Application of “Traditional Method.”  Notwithstanding any provision of the Partnership Agreement, the Operating Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code (with no “curative allocations” to offset the effect of a “Ceiling Rule Disparity,” as described in Section 7(b) below, except as set forth in Sections 7(c) and 7(d) below) with respect to (i) each of the assets acquired by the Operating Partnership in the Transaction.  The 704(c) Value shall be as determined by agreement between the Property Partnership and the Operating Partnership pursuant to this Agreement, or in the absence of such agreement, as determined by the Company, in its capacity as general partner of the Operating Partnership, in good faith for purposes of preparing the financial statements of the Company and the Operating Partnership reflecting the results of the Transaction so long as the outside accountants of the Company and the Operating Partnership have approved such financial statements as being in accordance with general accepted accounting procedures.

(b)           “Ceiling Rule Disparities.”  For purposes of Section 7(a), Section 7(c) and Section 7(d), the term “Ceiling Rule Disparity” shall mean, with respect to the Protected Property for each Fiscal Year, the excess, if any, of (i) the amount of Depreciation with respect to such asset allocated to the “non-contributing partners” (that is, the holders of Units who are not subject to Section 704(c) of the Code and Treasury Regulations § 1.704-3 with respect to such asset), over (ii) the actual amount of depreciation deductions with respect to such asset allocated to the “non-contributing partners” for federal income tax purposes for such Fiscal Year.  It is agreed that the Operating Partnership and any partners in the Operating Partnership other than the 21st Street Partners (but only with respect to their 21st Street Units) shall be treated as “non-contributing partners” for this purpose.  The term “Cumulative Net Ceiling Rule Disparity” with respect to the Protected Property, as that term is used in Section 7(d), means the sum of the Ceiling Rule Disparities for such Protected Property for all Fiscal Years through the date of determination, reduced by all Curative Allocations considered attributable to such Protected Property for prior Fiscal Years, determined as set forth in Section 7(d) below.

(c)           Annual Curative Allocations.  In order to offset the effect of Ceiling Rule Disparities, the Operating Partnership shall make the Curative Allocation with respect to each 21st Street Unit each Fiscal Year, provided that no Curative Allocation shall be made with respect to any 21st Street Unit acquired by the Operating Partnership or the Company from 21st Street Partners as a result of the exercise of their redemption right under Section 8.6 of the Partnership Agreement), with respect to any Fiscal Year (or portion thereof) following such acquisition.

(d)           Additional Curative Allocations Upon Disposition.  For each Fiscal Year, the Ceiling Rule Disparity, as described in Section 7(b), with respect to the Protected Property shall be reduced by the amount of the Curative Allocation.  For this purpose, the Curative Allocation for each Fiscal Year in which the term Protected Property as used in this Agreement is deemed to include more than one Protected Property shall be considered allocable among the Protected Properties based upon ratio of the Ceiling Rule Disparity for each Protected Property for the Fiscal Year in question to the aggregate Ceiling Rule Disparity for all such Protected Properties for such Fiscal Year, provided that if the Curative Allocation for a particular Fiscal Year exceeds the aggregate Ceiling Rule Disparity for all Protected Properties for the Fiscal Year in question, the excess amount of the Curative Allocation shall be allocated to reduce the Cumulative Net Ceiling Rule Disparities with respect to prior years for each such Protected Property (based upon the relative amounts of such Cumulative Net Ceiling Rule Disparities for all such Protected Properties).  To the extent that the cumulative Curative Allocations provided for herein are not sufficient to eliminate the effect of the Cumulative Net Ceiling Rule Disparity with respect to the Protected Property, the Operating Partnership shall make an additional “curative allocation” upon a disposition of the Protected Property to offset the remaining balance, if any, of the remaining Cumulative Net Ceiling Rule Disparity with respect to the Protected Property, with such “curative allocation” to be comprised of income and gain of such character (e.g., ordinary income, long-term capital gain, and “unrecaptured Section 1250 gain”) as the character of the income and recognized by the Operating Partnership in connection with such disposition, in the same proportion as the aggregate amounts thereof recognized by the Operating Partnership.  For example, if fifty percent of the gain recognized by the Operating Partnership is “unrecaptured Section 1250 gain” and fifty percent is long-term capital gain, then 50% of the curative allocation would be comprised of “unrecaptured Section 1250 gain” and fifty percent would be comprised of long-term capital gain.

Article 8

Allocations of Liabilities Pursuant to Regulations Under Section 752

(a)           Allocation Methods to be Followed.  All tax returns prepared by the Operating Partnership during the Protected Period that allocate liabilities of the Operating Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations § 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant other agreements with the Operating Partnership) pursuant to Treasury Regulation § 1.752-2 equal to such Partner Guarantor’s Scheduled Guarantee Amount, as set forth on Schedule 5 hereto and as may be reduced pursuant to the terms of this Agreement, and the Operating Partnership and the Company shall not, during or with respect to the Protected Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in the Operating Partnership and returns of Subsidiaries of the Operating Partnership) or any dealings involving the

Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of the Operating Partnership or the tax treatment of any holder of partnership interests the Operating Partnership).

(b)           Exception to Required Allocation Method.  Notwithstanding the provisions of this Tax Reporting and Protection Agreement, the Operating Partnership shall not be required to make allocations of Guaranteed Debt or other recourse debt of the Operating Partnership to the 21st Street Partners as set forth in this Agreement if and to the extent that the Operating Partnership determines in good faith that there may not be “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i)) of the Code for such allocation; provided that the Operating Partnership shall provide to Mr. Robert H. Smith and Mr. Ralph S. Dweck (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty-five (45) days after the receipt thereof, the Operating Partnership is provided an opinion of Hogan & Hartson L.L.P., Sullivan & Cromwell or Roberts & Holland (or another comparable firm of attorneys) or a nationally recognized public accounting firm to the effect that there is “substantial authority” (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations, the Operating Partnership shall continue to make allocations of Guaranteed Debt or other recourse debt of the Operating Partnership to the 21st Street Partners as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which the Operating Partnership is a party and as to which the General Partners have been allowed to participate as and to the extent contemplated in Section 10 to the effect that such allocations are not correct, Section 8(a) shall not apply unless the matter is being appealed to an applicable court of appeals, the requirements of Sections 10(c)(i) and 10(c)(iii) shall have been satisfied in connection therewith, and the opinion described above from counsel or accountants engaged by Messrs. Smith and Dweck shall have been provided, except that such opinion shall be to the effect that it is more likely than not that such allocations will be respected.   In no event shall this Section 8(b) be construed to relieve the Operating Partnership for liability arising from a failure by the Operating Partnership to comply with one or more of the provisions of Article 3 of this Agreement.

(c)           Cooperation in the Event of a Change.  If a change in the Operating Partnership’s allocations of Guaranteed Debt or other recourse debt of the Operating Partnership to the 21st Street Partners is required by reason of circumstances described in the Section 8(b), the Operating Partnership and its professional tax advisors shall cooperate in good faith with Messrs. Robert H. Smith and Ralph S. Dweck (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the 21st Street Partners in the manner contemplated by the allocations of Guaranteed Debt or other recourse debt of the Operating Partnership to the 21st Street Partners as set forth in this Agreement.